Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 26, 2017

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the first quarter of 2017. For the quarter, the Company reported revenues of $877 million and earnings per share of $0.30, compared to revenues of $1.2 billion and EPS of $0.64 for the first quarter of 2016. These quarterly results were in-line with our internal expectations. As a reminder, in February, we only provided full-year guidance.

On a year-over-year basis, the decline in our results was primarily due to significant volume reductions and product mix changes in our railcar and barge manufacturing businesses. Our Railcar Leasing company and Construction Products Group reported solid results for the quarter.

During the first quarter, we added new railcars to our wholly-owned lease fleet with a value of $181 million and invested $24 million in capital expenditures across our manufacturing businesses and at the corporate level.

Our balance sheet remains very strong with a high level of liquidity. At the end of the first quarter, our cash, cash equivalents and short-term marketable securities totaled $779 million, off-setting most of the recourse debt on our balance sheet. Available committed credit capacity under our $600 million corporate revolver and our $1 billion leasing warehouse facility totaled $1.3 billion at quarter-end, net of outstandings. Combined with cash instruments, our available liquidity position was $2.1 billion at the end of the quarter.

As a reminder we have a $450MM convertible debt instrument with a put option by the debtholders in June of 2018 and that is callable by the Company thereafter. There is also a deferred tax liability associated with this debt that is payable upon the debt retirement. The amount of this tax payment is dependent on the settlement value.

We continue to maintain liquidity through our ownership of more than $2.6 billion of unencumbered leased railcars, a key asset in the current economic environment. At the end of the quarter, the loan-to-value on our wholly-owned lease fleet was 21%, low for a stand-alone leasing business. Our lease fleet gives us the financial flexibility to package unencumbered assets for sale to Railcar Investment Vehicles, sell them in the secondary market, or use them to support a secured financing.

As projected in February, we did not sell any portfolios of leased railcars during the first quarter. This had a slight impact on the year-over-year comparison, as $23 million in sales of leased railcars during the same quarter last year generated $0.03 of EPS. As Steve indicated, we expect sales of leased railcars of between $300 million and $350 million, slightly lower than our previous guidance range for the year.

During the first quarter, the IRS formally closed its audit of the Company’s 2006 through 2009 tax years, which resulted in a $5.8 million tax benefit. This equates to a one-time tax benefit to our EPS of $0.04 per share, resulting in a lower-than-normal tax rate of 29% for the first quarter.

I would like share a few comments related to Corporate expenses and our consolidated SE&A.

Our $35 million of Corporate expenses in the first quarter were within the annualized run-rate that we guided to on our last call and are in-line with our fourth quarter level. We continue to have a high level of litigation-related costs, the timing of which will vary quarter-to-quarter. In addition, we have made certain investments in our Corporate infrastructure that have increased our level of depreciation expense going forward.

Consolidated SE&A expenses increased year-over-year by 6%, primarily due to litigation-related expenses; however, SE&A for the manufacturing businesses declined year-over year as we continue to stay focused on cost reductions. The Company's overall headcount, including both production and non-production personnel, has decreased 27% since the first quarter of 2016 to align our staffing with current market conditions. We continue to invest in our businesses through research and development as well as in the infrastructure across the company which results in higher ongoing depreciation costs. These investments add to our SE&A, but we believe better prepare us for the economic recovery.

In our press release yesterday, we provided updated full year 2017 earnings guidance of $1.00 to $1.25, compared to our prior guidance of $1.00 to $1.35. I will provide detail on each of the guidance items, but at a high level, the reduction to the top end of the range reflects the adjustment we made to the anticipated volume of leased railcar sales and slight downward adjustments to guidance for our Inland Barge and Energy Equipment Groups.

In 2017, we anticipate total Company revenues, excluding sales of leased railcars, of approximately $3.5 billion.

As Steve mentioned, we increased our railcar delivery guidance and now expect our Rail Group to deliver between 15,000 and 16,000 railcars in 2017. We expect Rail Group revenues of approximately $1.7 billion during 2017 with an operating margin of 8%.

In 2017, we expect to eliminate $480 million of the Rail Group’s revenues due to sales to our leasing company. We expect to defer $62 million of operating profit from these sales, which is higher than our prior forecast due to the mix of railcars that we now anticipate adding to our lease fleet.

We project Energy Equipment Group revenues of approximately $950 million with an operating margin of 10% for the full year. The slight decline in our revenue guidance is due to weak demand for products in the oil and gas markets.

We continue to expect revenues of $520 million for our Construction Products Group with an operating margin of 14% in 2017.

For the Inland Barge Group, we now expect revenues of $175 million and an operating margin of 3% in 2017, both down substantially year-over-year due to weak market conditions. Our revised guidance reflects shifting some of the barge backlog into 2018 as Bill discussed during his comments. We had previously guided to revenues of $210 million and a margin of 4% during 2017 for this business.

We continue to expect our Leasing Group to record 2017 operating revenues, excluding sales of leased railcars, of $710 million with profit from operations of $295 million.

As I mentioned earlier, we expect to sell between $300 million and $350 million worth of leased railcars during 2017, a tighter range than the guidance we provided in February. As part of our long-term strategy, we remain focused on selling leased railcars through our RIV platform, where we retain the servicing and customer relationships following leased railcar sales. At this time, we expect a relatively smooth cadence of leased railcar sales in each of the remaining three quarters of this year.

 Our full-year EPS guidance includes the following corporate-level assumptions:
•Corporate expenses of between $130 million and $140 million;
•A reduction of four cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement;
•A reduction of three cents per share due to our non-controlling interest in the partially-owned lease fleet;
•Dilution from the convertible notes of one cent per share, based on the current stock price; and
•A tax rate of approximately 36%, which includes the 29% tax rate during the first quarter and a higher than normal expected tax rate in the second quarter due to the adoption of a new accounting standard; we provided detail related to the new standard in yesterday’s press release.

In terms of investment, we expect manufacturing and corporate capital expenditures in the range of $100 million to $130 million in 2017. We anticipate adding $500 million to $600 million of leased railcars to our wholly-owned fleet. The net investment in our wholly-owned lease fleet is expected to be between $180 million and $230 million, after taking into account the proceeds from sales of leased railcars. These guidance ranges includes a modest level of opportunistic purchases of railcars in the secondary market.

As we indicated in our press release yesterday, actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” as disclosed in our 10-K.

We have historically built high cash balances and liquidity during strong markets so we can operate from a position of strength during economic downturns. Our balance sheet currently reflects this focus, and we are actively seeking ways to enhance shareholder value.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --